Exhibit 10.03

SCANA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(including amendments through December 31, 2009)

SCANA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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7.3	FINALITY OF DETERMINATION	14
7.4	DELEGATION OF AUTHORITY	14
7.5	EXPENSES	14
7.6	TAX WITHHOLDING	14
7.7	INCOMPETENCY	14
7.8	NOTICE OF ADDRESS	15
7.9	AMENDMENT AND TERMINATION	15

SECTION 8.	CHANGE IN CONTROL PROVISIONS	16
8.1	SUCCESSORS	16
8.2	AMENDMENT AND TERMINATION AFTER CHANGE IN CONTROL	16

SECTION 9.	EXECUTION	17

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SCANA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SECTION 1.  ESTABLISHMENT OF THE PLAN

1.1           Establishment and History of the Plan.  SCANA Corporation established, effective as of January 1, 1994, a supplemental retirement plan for executives known as the “SCANA Corporation Supplemental Executive Retirement Plan” (the “Supplemental Plan”).  The Supplemental Plan has been amended from time to time after its initial adoption for various design and administrative changes.  The Supplemental Plan was amended and restated effective as of December 18, 1996 to include provisions applicable upon a Change in Control.  The Supplemental Plan was further amended and restated effective as of October 21, 1997 to include various administrative provisions and to clarify certain provisions regarding a Change in Control.  Effective as of January 1, 2007, the Supplemental Plan was amended and restated to eliminate gross-up payments.  Effective as of January 1, 2009, the Supplemented Plan was amended and restated to comply with the requirements of Code Section 409A. Effective as of December 31, 2009, the Supplemented Plan is amended and restated to remove references to the SCANA Corporation Key Executive Severance Benefits Plan.

1.2           Description of the Plan.  This Supplemental Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.3           Purpose of the Plan. The purpose of this Supplemental Plan is to provide supplemental retirement income to certain employees of the Company whose benefits under the Qualified Plan are limited in accordance with the limitations imposed by (i) Code Section 415 on the amount of annual retirement benefits payable to employees from qualified pension plans, (ii) Code Section 401(a)(17) on the amount of annual compensation that may be taken into account for all qualified plan purposes, or (iii) certain other design limitations on determining compensation under the Qualified Plan.

1.4           Effective Date.  This amended and restated Supplemental Plan is effective as of December 31, 2009, except as otherwise provided herein.

SECTION 2.    DEFINITIONS

2.1           Definitions.  Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized.  Capitalized terms not defined herein shall have the respective meanings set forth in the Qualified Plan.

(a)           “Actuarial Equivalent” shall mean equality in value of the benefit provided under the Supplemental Plan based on actuarial assumptions, methods, factors and tables that would apply under the Qualified Plan under similar circumstances.

(b)           “Agreement” means a contract between an Eligible Employee and the Company permitting the Eligible Employee to participate in the Supplemental Plan and delineating the benefits (if any) that are to be provided to the Eligible Employee in lieu of or in addition to the benefits described under the terms of this Supplemental Plan.

(c)           “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)           “Beneficiary” means any person or entity who, upon the Participant’s death before the payment or commencement of payment of the Participant’s benefit under the Supplemental Plan, is entitled to receive the Participant’s benefit, in accordance with Sections 4.3 and 4.4 hereof.

(e)           “Board” means the Board of Directors of the Corporation.

(f)           “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)           Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

(ii)           During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii)           The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(iv)           The consummation of the sale of the stock of any subsidiary of the Corporation designated by the Board as a “Material Subsidiary;” or the shareholders of the Corporation approve a plan of complete liquidation of a Material Subsidiary or an agreement for the sale or disposition by the Corporation of all or substantially all of the assets of a Material Subsidiary; provided that any event described in this subsection shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to the affected Material Subsidiary.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Code Limitations” means the limitations imposed by Code Section 415 on the amount of annual retirement benefits payable to employees from qualified pension plans and Code Section 401(a)(17) on the amount of annual compensation that may be taken into account for all qualified plan purposes.

(i)           “Committee” means the Management Development and Corporate Performance Committee of the Board.  Any references in this Supplemental Plan to the “Committee” shall be deemed to include references to the designee appointed by the Committee under Section 7.4.

(j)           “Company” means the Corporation and any subsidiaries of the Corporation and their successor(s) or assign(s) that adopt this Supplemental Plan through execution of Agreements with any of their Employees or otherwise. When the term “Company” is used with respect to an individual Participant, it shall refer to the specific company at which the Participant is employed, unless otherwise required by the context.

(k)           “Compensation” means “Compensation” as determined under the Qualified Plan, without regard to the limitation under Section 401(a)(17) of the Code and including any amounts of Compensation otherwise deferred under any non-qualified deferred compensation plan of the Corporation (excluding the Supplemental Plan).

(l)           “Corporation” means SCANA Corporation, a South Carolina corporation, or any successor thereto.

(m)           “Eligible Employee” means an Employee who is employed by the Company in a high-level management or administrative position, including employees who also serve as officers and/or directors of the Company.

(n)           “Employee” means a person who is actively employed by the Company and who falls under the usual common law rules applicable in determining the employer-employee relationship.

(o)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)           “Grandfathered Benefit” means the vested portion of the benefit payable under the Supplemental Plan assuming the Participant’s determination date is December 31, 2004, increased with interest credits (for a Participant whose benefit under the Supplemental Plan is determined using the cash balance formula under the Qualified Plan) and earnings (for a Participant whose benefit under the Supplemental Plan is determined using the final average pay formula under the Qualified Plan) at the rates determined under the Qualified Plan through any later determination date.  A Participant’s Grandfathered Benefit is governed by the terms of the Supplemental Plan in effect as of October 3, 2004 and shall be determined in a manner consistent with Code Section 409A and the guidance thereunder.

(r)           “Non-Grandfathered Benefit” means the portion of the benefit payable under the Supplemental Plan which exceeds the Grandfathered Benefit.

(s)           “Participant” means any Eligible Employee who is participating in the Supplemental Plan in accordance with the provisions herein set forth.

(t)           “Qualified Plan” means the SCANA Corporation Retirement Plan.

(u)           “Termination of Employment” or “Terminate Employment” means, with respect to Grandfathered Benefits, the Participant’s termination of employment with the Company and its affiliates as interpreted under the terms of the Supplemental Plan in effect on October 3, 2004 and, with respect to Non-Grandfathered Benefits, the Participant’s separation from service as such term is defined under Code Section 409A and the regulations and other guidance thereunder.

2.2           Gender and Number.  Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3.   ELIGIBILITY AND PARTICIPATION

3.1           Eligibility.   An Eligible Employee shall become a Participant in this Supplemental Plan on the first day on which:

(a)           his Accrued Benefit as calculated under the Qualified Plan is limited in accordance with either of the Code Limitations or due to his participation in a non-qualified deferred compensation plan of the Corporation (other than this Supplemental Plan); and

(b)           he enters into an Agreement with the Company regarding his participation in the Supplemental Plan.

3.2           Termination of Participation.  Once an Eligible Employee becomes a Participant under Section 3.1, the Participant shall remain covered hereunder until the date upon which the Participant’s employment terminates for any reason, provided, however, the Participant shall remain covered under the Supplemental Plan after Termination of Employment so long as any benefits are payable with respect to the Participant from this Supplemental Plan.  Unless the terms of the Participant’s Agreement provide to the contrary, if the Participant is not eligible for benefits in accordance with the provisions of Section 4.1 at the time his employment terminates, the Participant shall terminate his participation in the Supplemental Plan when his employment with the Company terminates.

3.3           Reemployment of Former Participant.  Notwithstanding any provision of the Supplemental Plan or an Agreement to the contrary, any person reemployed as an Employee who previously participated in and received benefits under the Supplemental Plan shall not be eligible to participate again in the Supplemental Plan, and any payments or future rights to payments under the Supplemental Plan made or to be made with respect to such Participant shall not be discontinued on account of such reemployment.

SECTION 4.   BENEFITS

4.1           Eligibility for Benefits.  Subject to Section 4.7, a Participant shall be eligible to receive a benefit under this Supplemental Plan in accordance with and subject to the provisions of this Supplemental Plan, upon the Participant’s Termination of Employment with the Company and its affiliates or if later, the date provided in the Participant’s Agreement; provided, however, that, except as provided in the following sentence or as may otherwise be provided by an Agreement, no benefit shall be payable under this Supplemental Plan with respect to a Participant who Terminates Employment with the Company prior to becoming vested in his Accrued Benefit under the Qualified Plan.  Notwithstanding the foregoing, if a Participant is involuntarily terminated following or incident to a Change in Control and prior to becoming fully vested in his Accrued Benefit under the Qualified Plan, the Participant shall automatically become fully vested in his benefit hereunder and a benefit will be payable under this Supplemental Plan with respect to the Participant.

4.2           Amount of Supplemental Benefit.

(a)           Final Average Pay Participants.  Unless otherwise provided in an Agreement, the amount of any benefit payable pursuant to this Supplemental Plan to a Participant whose benefit under the Supplemental Plan is determined using the final average pay formula under the Qualified Plan shall be determined at the time the Participant first becomes eligible to receive benefits under the Supplemental Plan and shall be equal to the excess, if any, of:

(i)           The monthly pension amount that would have been payable at Normal Retirement Age or, if applicable, Delayed Retirement Age under the Qualified Plan to the Participant determined based on Compensation as defined under this Supplemental Plan and disregarding the Code Limitations and any reductions due to the Participant's deferral of compensation under any nonqualified deferred compensation plan of the Company (other than this Supplemental Plan); over

(ii)           The monthly pension amount payable at Normal Retirement Age or, if applicable, Delayed Retirement Age under the Qualified Plan to the Participant.

The benefit calculated pursuant to this Section 4.2(a) assumes that payment is made to the Participant at Normal Retirement Age or, if applicable, Delayed Retirement Age under the Qualified Plan and is calculated using the Participant’s Years of Benefit Service and Final Average Earnings as of the date of the Participant’s Termination of Employment.

(b)           Cash Balance Participants.  Unless otherwise provided in an Agreement, the amount of any benefit payable pursuant to this Supplemental Plan as of any determination date to a Participant whose benefit under the Supplemental Plan is determined using the cash balance formula under the Qualified Plan shall be equal to (i) the benefit that otherwise would have been payable under the Qualified Plan as of the determination date, based on Compensation as defined under this Supplemental Plan and disregarding the Code Limitations, minus (ii) the Participant’s benefit determined under the Qualified Plan as of the determination date.

4.3           Timing and Form of Payment.  The benefit payable to a Participant under this Supplemental Plan shall be paid or commence to be paid as of the first day of the calendar month next following the date the Participant first becomes eligible to receive a benefit under this Supplemental Plan in accordance with Section 4.1 (the “Payment Date”).

(a)           Grandfathered Benefit.  The Participant may elect, in accordance with such procedures established by the Committee from time to time in its sole discretion, to receive a distribution of his Grandfathered Benefit in either of the following forms of payment:

(i)           Single Sum Distribution.  A single sum distribution of the value of the Participant’s Grandfathered Benefit determined as of the last day of the month preceding the Payment Date.  Upon such payment, no additional Grandfathered Benefits are owed to the Participant or his Beneficiary under this Supplemental Plan.

(ii)           Life Annuity with 15-Year 60% Survivor Benefit.  A lifetime annuity benefit with an additional death benefit payment as follows:  A lifetime annuity that is the Actuarial Equivalent of the Participant’s single sum amount under Section 4.3(a)(i) which provides for a monthly benefit payable beginning on the Payment Date for the Participant’s life.  In addition to this life annuity, commencing on the first day of the month following the Participant’s death, the Participant’s designated Beneficiary shall receive a benefit of sixty percent (60%) of the amount of the Participant’s monthly payment continuing for a fifteen (15) year period; provided, however, if the Participant’s Beneficiary dies before the end of the fifteen (15) year period, the lump sum value of the remaining monthly payments of such survivor benefit shall be paid to the designated Beneficiary’s estate. The Participant’s life annuity shall not be reduced to reflect the “cost” of providing the sixty-percent (60%) survivor benefit feature. Notwithstanding anything herein to the contrary, in no event may a trust be named as a Beneficiary for purposes of the survivor benefit otherwise provided under this Section 4.3(a)(ii).

In the absence of an effective election, Grandfathered Benefits owed to a Participant hereunder shall be paid in the form specified in Section 4.3(a)(ii).

(b)           Non-Grandfathered Benefit.  A Participant whose benefit under the Supplemental Plan is determined using the final average pay formula under the Qualified Plan shall receive a distribution of his benefit under the Supplemental Plan as a single sum distribution equal to the Actuarial Equivalent present value (at the date of the Participant’s Termination of Employment) of the Participant’s benefit under the Supplemental Plan determined as of Normal Retirement Age, reflecting any terms under the Qualified Plan applicable to Early Retirement Benefits if the Participant is eligible for such Early Retirement Benefits.

Except as otherwise provided in this Section 4.3(b), a Participant whose benefit under the Supplemental Plan is determined using the cash balance formula under the Qualified Plan may elect on or before January 1, 2009 to receive a distribution of his Non-Grandfathered Benefit in one of the following forms of payment:

(i)           Single Sum Distribution.  A single sum distribution of the value of the Participant’s Non-Grandfathered Benefit determined as of the last day of the month preceding the Payment Date.  Upon such payment, no additional Non-Grandfathered Benefits are owed to the Participant or his Beneficiary under this Supplemental Plan.

(ii)           Straight Life Annuity.  An annuity that is the Actuarial Equivalent of the Participant’s single sum amount under Section 4.3(b)(i), and that commences on the Payment Date for the Participant’s life.

(iii)           50%, 75%, or 100% Joint and Survivor Annuity.  An annuity that is the Actuarial Equivalent of the Participant’s single sum amount under Section 4.3(b)(i), that commences on the Payment Date, and that provides payments for the life of the Participant and, upon his death, continues to pay an amount equal to 50%, 75% or 100% (as elected by the Participant prior to benefit commencement) of the annuity payment to the contingent annuitant designated by the Participant at the time the election is made.

(iv)           Future Initial Form of Payment Elections.  A Participant whose benefit under the Supplemental Plan is determined using the cash balance formula under the Qualified Plan who first becomes an Eligible Employee after 2008 and who was not eligible to participate in the SCANA Corporation Executive Deferred Compensation Plan before becoming eligible to participate in the Supplemental Plan may elect at any time during the first 30 days following the date he becomes an Eligible Employee to receive a distribution of his Non-Grandfathered Benefit in one of the forms specified in this Section 4.3(b).

(v)           Default Distribution Options.  The following provisions apply to Participants whose benefits under the Supplemental Plan are determined using the cash balance formula under the Qualified Plan, notwithstanding any elections under this Section 4.3(b) to the contrary.  In addition, if any such Participant is eligible to make an election as to a form of distribution under this Section 4.3(b) and fails to do so at the time specified by the Committee, the following provisions shall apply.

(1)           Automatic Single Sum Distribution.  If a Participant has terminated employment before attaining age 55, the Participant’s Non-Grandfathered Benefit shall be paid in the form specified in Section 4.3(b)(i), regardless of any election to the contrary.

(2)           Automatic Single Sum Distribution.  If a Participant has terminated employment after attaining age 55, and the value of the Participant’s Non-Grandfathered Benefit does not exceed $100,000 at the time of such Termination of Employment, such benefit shall be paid in the form specified in Section 4.3(b)(i), regardless of any election to the contrary.

(3)           Automatic Life Annuity Distribution.  In the absence of an effective election, and assuming that Subsections 4.3(b)(v)(1) or (2) do not otherwise apply, Non-Grandfathered Benefits owed to the Participant hereunder shall be paid in the form specified in Section 4.3(b)(ii).

(vi)           Election Among Actuarially Equivalent Annuities.  A Participant who elects, or is deemed to have elected, either of the annuity options specified in Section 4.3(b)(ii) or (iii) may change his election to the other annuity option at any time prior to the Payment Date in accordance with procedures established by the Committee.

4.4           Death of Participant.  Unless otherwise provided in an Agreement, if a Participant dies on or after July 1, 2000 and before the Payment Date (as defined in Section 4.3), a single sum distribution equal to the value of the Participant’s benefit that otherwise would have been payable under the Supplemental Plan determined in accordance with Section 4.2 shall be paid to the Participant’s designated Beneficiary as soon as administratively practicable following the Participant’s death.

4.5           Designation of Beneficiary.

(a)           A Participant shall designate a single person or trust (except as provided in Section 4.3(b)) as the Beneficiary who is to receive any benefits payable hereunder upon the Participant’s death.  The designation shall be in writing and signed by the Participant.  The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant.  The Participant also may change his Beneficiary by a signed, written instrument delivered to the Corporation.  The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation.  All Beneficiary designations shall be addressed to the Secretary of SCANA Corporation and delivered to his office.

(b)           In the event that the Beneficiary named in paragraph (a) above predeceases the Participant, the amounts that otherwise would have been paid to said Beneficiary shall, where the designation fails to redirect to an alternate Beneficiary in such circumstance, be paid to the Participant’s estate as the alternate Beneficiary.

(c)           In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall first be paid to the Participant’s spouse (as determined under the Qualified Plan), or if the Participant has no spouse upon his date of death, any amounts owed shall be paid to the Participant’s estate as the alternate Beneficiary.

(d)            In the circumstance that a Participant’s designation is effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with the result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.

4.6           Documentation.  Each person eligible for a benefit under this Supplemental Plan shall furnish the Corporation with such documents, evidence, data or information in support of such application as the Corporation considers necessary or desirable.

4.7           Delay in Distribution for Specified Employees.  Notwithstanding anything to the contrary in this Supplemental Plan, if the Participant is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i), distribution of the Non-Grandfathered Benefit which is made on account of the

Participant’s Termination of Employment for a reason other than death shall be deferred until the earlier of (i) the first day of the seventh month following the date the Participant Terminates Employment (without regard to whether the Participant is reemployed on that date) or (ii) the date of the Participant’s death.  Amounts that are deferred pursuant to this Section 4.7 shall be accumulated without interest and paid in accordance with this Section 4.7.

4.8           Compliance with Domestic Relations Order.  Notwithstanding anything to the contrary in this Supplemental Plan, a distribution shall be made to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

SECTION 5.   FINANCING

5.1           Financing of Benefits.  Participants shall not be required or permitted to make any contribution under the Supplemental Plan.  Benefits shall be payable, when due, by the Corporation, out of its current operating revenue to the extent not paid from a trust created pursuant to Section 5.4.

5.2           Contractual Obligation.  The Corporation’s obligation to make payments to the recipient when due shall be contractual in nature only, and participation in the Supplemental Plan will not create in favor of any Participant any right or lien against the assets of the Corporation.  No benefits under the Supplemental Plan shall be required to be funded by a trust fund or insurance contracts or otherwise.  Prior to benefits becoming due, the Corporation shall expense the calculated liabilities in accordance with policies determined appropriate by the Corporation and its auditors.

5.3           Unsecured Interest.  No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Corporation.  To the extent that any person acquires a right to receive payment under this Supplemental Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

5.4           “Rabbi” Trust. In connection with this Supplemental Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust” and referred to herein as the “Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Supplemental Plan (and such other plans and arrangements as determined from time to time by the Corporation). At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Supplemental Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust.  Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Supplemental Plan shall remain an unsecured claim against the general assets of the Corporation.

SECTION 6.   GENERAL PROVISIONS

6.1           Employment/Participation Rights.

(a)           Nothing in the Supplemental Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

(b)           Nothing in the Supplemental Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c)           No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(d)           Nothing in this Supplemental Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

6.2           Nonalienation of Benefits.

(a)           No right or benefit under this Supplemental Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

(b)           No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Supplemental Plan.

(c)           If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

6.3           Severability.   If any particular provision of the Supplemental Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Supplemental Plan, and the Supplemental Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

6.4           No Individual Liability.   It is declared to be the express purpose and intention of the Supplemental Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Supplemental Plan.

6.5           Applicable Law.   The Supplemental Plan shall be governed by and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable federal law.

6.6           Plan to Comply with Code Section 409A.  Notwithstanding any provision to the contrary in this Supplemental Plan, each provision of this Supplemental Plan shall be interpreted to permit the deferral of compensation and the payment of deferred amounts in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

SECTION 7.   PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

7.1           In General.  This Supplemental Plan shall be administered by the Committee, which shall have the sole authority, in its discretion, to construe and interpret the terms and provisions of the Supplemental Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.  The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering the Supplemental Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

7.2           Claims Procedure.  Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee.  This request must include a written explanation setting forth the specific reasons for such reconsideration.  The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant.  Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation.  The Committee shall review its determination promptly and render a written decision with respect to the claim.  Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Supplemental Plan.

7.3           Finality of Determination.  The determination of the Committee as to any disputed questions arising under this Supplemental Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

7.4           Delegation of Authority.  The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.

7.5           Expenses.  The cost of payment from this Supplemental Plan and the expenses of administering the Supplemental Plan shall be borne by the Corporation.

7.6           Tax Withholding.  The Corporation shall have the right to deduct from all payments made from the Supplemental Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

7.7           Incompetency.   Any person receiving or claiming benefits under the Supplemental Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed.  In the event that the Committee finds that any person to whom a benefit is payable under the Supplemental Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Supplemental Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee.  Any payment made under the provisions of this Section 7.7 shall be a complete discharge of liability therefor under the Supplemental Plan.

7.8           Notice of Address.   Any payment made to a Participant or his designated Beneficiary at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee.  Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his designated Beneficiary.

7.9           Amendment and Termination.  The Corporation expects the Supplemental Plan to be permanent, but since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Supplemental Plan at any time by action of its Board; provided, however, that if the Supplemental Plan is amended to discontinue or reduce the amount of Supplemental Plan benefit payments (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings): (a) Participants who have commenced payment of their Supplemental Plan benefits under Section 4.3 in the form of a life annuity with 15-year death benefit shall continue to be paid in the amount and manner (as provided under Section 4 hereof) as they were being paid at the time of the amendment or discontinuance of the Supplemental Plan, and (b) the accrued benefits under the Supplemental Plan of any Participants who have not yet terminated shall not be reduced below the level accrued as of the date of amendment.  If the Board amends the Supplemental Plan to cease future accruals hereunder or terminates the Supplemental Plan, the Board may, in its sole discretion, direct that each Participant’s benefit under the Supplemental Plan be paid to each Participant (or designated Beneficiary) in an immediate single sum distribution provided that in the case of Non-Grandfathered Benefits the requirements of Code Section 409A (including, to the extent applicable, Treas. Reg. § 1.409A-3(j)(4)(ix)) are met; in the absence of any such direction from the Board, the Supplemental Plan shall continue as a “frozen” plan under which no future accruals will be recognized and each Participant’s benefits shall be paid in accordance with Section 4.

SECTION 8.   CHANGE IN CONTROL PROVISIONS

8.1           Successors.  Notwithstanding anything in this Supplemental Plan to the contrary, upon the occurrence of a Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Supplemental Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the remaining provisions of this Section 8.  In the event of such a Change in Control, Participants shall become entitled to benefits hereunder in accordance with the terms of this Supplemental Plan based on benefits earned to the date of such Change in Control, with no requirement for a successor to provide for accruals of benefits beyond the date of such Change in Control except as required under Code Section 409A.

8.2           Amendment and Termination After Change in Control.  Notwithstanding the foregoing, and subject to this Section 8, no amendment, modification or termination of the Supplemental Plan may be made, and no Participants may be added to the Supplemental Plan, upon or following a Change in Control if it would have the effect of reducing any benefits earned (including optional forms of distribution) prior to such Change in Control without the written consent of all of the Participants covered by the Supplemental Plan at such time.  In all events, however, the Corporation reserves the right to amend, modify or delete the provisions of this Section 8 at any time prior to a Change in Control, pursuant to a Board resolution adopted by a vote of two-thirds (2/3) of the Board members then serving on the Board.

SECTION 9.  EXECUTION

IN WITNESS WHEREOF, the Corporation has caused this amended and restated SCANA Corporation Supplemental Executive Retirement Plan to be executed by its duly authorized officer this 31st day of December, 2009, to be effective as of the dates set forth herein.

SCANA CORPORATION

By: /s/J. P. Hudson

Title:  VP – HR

ATTEST:

/s/Gina Champion
Secretary